Exhibit 99.1

Cornell Companies, Inc.

AT THE COMPANY: Christine Parker — Director, Investor Relations (713) 623-0790

Cornell Companies Reports Third-Quarter, Nine-Month 2006 Results

Houston, TX (November 7, 2006) — Cornell Companies, Inc. (NYSE: CRN) today announced results for the three and nine months ended September 30, 2006.  The Company reported net income of $2.6 million, or $0.18 per diluted share, compared with net income of $1.3 million, or $0.09 per diluted share, in the same period last year. This year’s third-quarter results included $1.0 million of losses associated with New Morgan Academy. The 2005 third-quarter results included a total of approximately $0.5 million for start-up costs (net of start-up revenues) for new facilities, $0.3 million of losses from discontinued operations, and $0.5 million of losses associated with New Morgan Academy.

Third-quarter 2006 pro forma earnings were $3.6 million, or $0.26 per diluted share, versus pro forma earnings of $2.3 million, or $0.17 per diluted share, in the comparable 2005 quarter. Pro forma amounts exclude the effects of pre-opening and start-up costs (net of start-up revenues) for new facilities and losses associated with New Morgan Academy. Cornell calculates pro forma amounts for comparative purposes to help analyze its business performance and assist investors to better understand the operating results attributable to the Company’s core continuing business operations. Reconciliations of these non-Generally Accepted Accounting Principles (GAAP) measures to the comparable GAAP measures are included in the attachments hereto.

James E. Hyman, Cornell’s chairman and chief executive officer, said, “Our third quarter performance indicates our progress in strengthening each of our business lines. Though we still have much work ahead of us, we believe we will achieve our fourth quarter objectives.”

Third-Quarter Summary (Amounts in thousands, except per share data)

	Third Quarter Ended		Nine Months Ended
As Reported	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Revenue from operations	$92,383	$79,198	$266,728	$231,340
Income from operations	10,556	8,192	31,476	20,667
Net loss from discontinued operations	—	(279)	(707)	(3,394)
Net income (loss)	2,584	1,277	7,152	(1,307)
EPS — diluted	$0.18	$0.09	$0.51	$(0.10)
Diluted shares outstanding used in per share computation	14,113	13,686	14,036	13,608

Pro Forma, excluding New Morgan Academy and pre-opening and start-up costs and related revenue: *
Revenue	$92,383	$78,474	$266,728	$226,582
Income from operations	11,338	9,427	35,785	25,467
Net income	3,632	2,311	10,914	2,435
EPS - diluted	$0.26	$0.17	$0.78	$0.18

* See reconciliation of historical GAAP and non-GAAP information attached.

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Cornell Companies, Inc.

Third-Quarter Results

Revenues increased 16.6 percent to $92.4 million for the third-quarter of 2006 from $79.2 million in the 2005 period. Much of this increase was attributable to the Moshannon Valley Correctional Center, which commenced operations in April 2006, and Mesa Verde Community Correctional Facility, which opened in January 2006.  Improved performance at the Regional Correctional Center, as well as strong contributions from core facilities, also contributed to the 2006 increase.

Pro forma third quarter 2006 revenues, which exclude the impact of start-up revenues, grew 17.7 percent to $92.4 million compared with $78.5 million in the prior year’s quarter. Average contract occupancy levels were 97.7 percent in residential facilities compared with 95.7 percent in last year’s third quarter. Excluding start-up operations in both quarters, average contract occupancy was 97.7 percent in the Company’s residential facilities in the 2006 quarter and 99.8 percent in the 2005 period. The decrease in contract occupancy in the third quarter of 2006 is primarily due to the continued ramp-up in operations at the Moshannon Valley Correctional Center.

The Company reported income from operations of $10.6 million for the third quarter of 2006 compared with $8.2 million in the same quarter of 2005. The increase in the 2006 quarter was due primarily to the commencement of operations or improved performance at those facilities previously mentioned, partially offset by approximately $1.2 million in costs associated with the Company’s review of strategic alternatives and subsequent entry into a Merger Agreement with Veritas Capital (as announced in October 2006).  Comparisons of income from operations were also affected by ongoing costs related to New Morgan Academy of $0.8 million in 2006 and $0.4 million in 2005, as well as $0.9 million in net start-up costs in 2005.

Excluding the effects of start-up costs (net of start-up revenues) for new facilities, and losses associated with New Morgan Academy, pro forma income from operations was $11.3 million in the third-quarter of 2006 compared with $9.4 million in the 2005 quarter. The increase in the 2006 third-quarter results was principally attributed to the previously noted operational and administrative factors.

Nine-Month Results

For the nine months ended September 30, 2006, revenues increased 15.3 percent to $266.7 million from $231.3 million in the previous year’s nine months, once again due to contributions from those facilities/programs previously noted. Income from operations was $31.5 million for this year’s nine-month period compared with $20.7 million in the prior-year period. Net income was $7.2 million, or $0.51 per diluted share, compared with a net loss of $1.3 million, or $0.10 per diluted share, in the previous year’s first nine months. The 2006 period included $1.3 million in costs associated with the strategic review and Merger Agreement described above.  In addition, the 2006 period also included charges of approximately $1.6 million related to the adoption of Statement of Financial Accounting Standards No. 123R.  The 2005 period included charges totaling $2.4 million to streamline management and close several underperforming programs.

Pro forma nine-month 2006 revenues were $266.7 million compared with $226.6 million in the prior year’s period.  Pro forma income from operations was $35.8 million in 2006 compared with $25.5 million in 2005. Pro forma net income was $10.9 million, or $0.78 per diluted share, in the 2006 period, compared with $2.4 million, or $0.18 per diluted share, for the nine months ended September 30, 2005.

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Outlook for 2006

The Company expects fourth-quarter earnings to range from $0.19 to $0.22 per share on an as-reported basis.  On a pro forma basis, which excludes net pre-opening and start-up costs for new facilities, and losses associated with New Morgan Academy, earnings per share are expected to range from $0.23 to $0.26.

For the full year, the Company expects earnings to range from $0.70 to $0.73 per share on an as-reported basis.  On a pro forma basis, which excludes net pre-opening and start-up costs for new facilities, and losses associated with New Morgan Academy, earnings per share are expected to range from $1.01 to $1.04 per share. Reconciliations of these forward-looking non-GAAP measures to the comparable GAAP measures are included in the attached financial data tables.

The 2006 guidance reflects an annual effective tax rate of approximately 41.0 percent on continuing operations.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11 a.m. Eastern time today. The webcast may be accessed through Cornell’s website at http://www.cornellcompanies.com.  An audio replay and podcast will be available on the above web site, or can be heard by dialing (800) 405-2236 or (303) 590-3000 and providing confirmation code 11074520. The replay will be available through Tuesday, November 14, 2006 by phone and through Thursday, December 7, 2006 on the website.  This earnings release can be found on Cornell’s website at www.cornellcompanies.com under “Investor Relations — Press Releases.”

Important additional information regarding the merger will be filed with the SEC.

In connection with the proposed merger, Cornell Companies will file a proxy statement with the Securities and Exchange Commission (SEC).  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.  Investors and security holders may obtain a free copy of the proxy statement (once available) and other documents filed by Cornell at the SEC’s website at http://www.sec.gov.  The proxy statement and other relevant documents (when available) may also be obtained free of charge from Cornell Companies by directing such requests to Cornell Companies, Attn: Investor Relations, 1700 W Loop South Suite 1500, Houston, Texas  77027, telephone:  (713) 623-0790.

Cornell Companies and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger.  Information concerning the interests of Cornell’s participants in the solicitation, which may be different from those of Cornell stockholders generally, is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger (once available).

Certain statements included in this news release are intended as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based our forward-looking statements on management’s beliefs and assumptions based on information available to management at the time the statements are made.  The Company cautions that, as a result of numerous risks, uncertainties and other factors, actual

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future results may vary materially from those expressed or implied in any forward-looking statements and in particular, there can be no assurance that that any transaction will occur with respect to the Company. Risk factors include, but are not limited to:  (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against Cornell and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of stockholder approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (4) the failure to obtain the necessary financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger.  Many factors that may affect the completion of the transaction are beyond the Company’s ability to control or predict.  Each forward looking-statement speaks only as of the date of the particular statement, and Cornell Companies undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  Information in this release is subject to adjustment resulting from further review and the obtaining of additional information that may impact our consolidated financial statements.  More information about the risks and uncertainties inherent in the Company’s businesses relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

This release includes non-GAAP (pro forma) revenue, non-GAAP (pro forma) income from operations, non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, and non-GAAP (pro forma) earnings before interest, taxes, depreciation and amortization (EBITDA).  These measures are not in accordance with, or an alternative for, Generally Accepted Accounting Principles and may be different from non-GAAP (pro forma) measures used by other companies.  Our management believes that the presentation of non-GAAP (pro forma) revenue, non-GAAP (pro forma) income from operations, non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, and non-GAAP (pro forma) EBITDA, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors regarding financial and business trends relating to our financial condition and results of operations.  Our management further believes that where the adjustments used in calculating non-GAAP (pro forma) revenue, non-GAAP (pro forma) income from operations, non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, and non-GAAP (pro forma) EBITDA  are based on specific, identified charges that impact different line items in our statements of operations, it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments.

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The Company (www.cornellcompanies.com) has 78 facilities in 17 states and the District of Columbia with a total service capacity of 18,555.

(Financial Tables Follow)

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CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenues	$92,383	$79,198	$266,728	$231,340
Operating expenses	71,457	60,805	203,735	174,844
Pre-opening and start-up expenses (A)	—	1,607	2,657	8,453
Depreciation and amortization	4,317	3,834	12,256	11,379
General and administrative expenses	6,053	4,760	16,604	15,997
Income from operations	10,556	8,192	31,476	20,667
Interest expense, net	6,500	5,395	18,137	16,719
Income before provision for income taxes and discontinued operations	4,056	2,797	13,339	3,948
Provision for income taxes	1,472	1,241	5,480	1,861
Income before discontinued operations	2,584	1,556	7,859	2,087
Discontinued operations, net of tax benefit	—	(279)	(707)	(3,394)
Net income (loss)	$2,584	$1,277	$7,152	$(1,307)

Earnings (loss) per share:
— Basic	$0.19	$0.09	$0.51	$(0.10)
— Diluted	$0.18	$0.09	$0.51	$(0.10)

Number of shares used in per share computation:
— Basic	13,962	13,579	13,898	13,484
— Diluted	14,113	13,686	14,036	13,608

Total service capacity (end of period) (B)	19,226	19,506	19,226	19,506
Contracted beds in operation (end of period) (B)	13,508	11,997	13,508	11,997
Average contract occupancy (B) (C)	97.7%	95.7%	96.4%	95.7%
Average contract occupancy excluding start-up operations (B)	97.7%	99.8%	96.4%	101.6%

(A)      Revenues associated with reported start-up expenses were $0.0 million and $0.7 million for the quarters ended September 30, 2006 and 2005, respectively. Revenues associated with reported start-up expenses were $0.0 million and $4.8 million for the nine months ended September 30, 2006 and 2005, respectively.

(B)        Data presented excludes discontinued operating facilities.

(C)        Average contract occupancy percentages are based on actual occupancy for the period as a percentage of the contracted capacity of residential facilities in operation. Since certain facilities have service capacities that exceed contracted capacities, average contract occupancy percentages can exceed 100% if the average actual occupancy exceeded contracted capacity.

Balance Sheet Data:
(in thousands)
	September 30,	December 31,
	2006	2005
Cash and cash equivalents	$11,473	$13,723
Investment securities	9,975	7,250
Working capital	61,865	57,286
Property and equipment, net	321,055	323,861
Total assets	509,433	510,628
Long-term debt	255,472	266,659
Total debt	265,982	276,360
Stockholders’ equity	176,618	165,461

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Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to assess the operating results and effectiveness of its core continuing business operations. Pro forma measures exclude the effect of pre-opening and start-up revenues and costs, and revenues and costs associated with New Morgan Academy. Earnings before interest, taxes, depreciation and amortization (EBITDA) measures operating income before depreciation and amortization, excluding the effect of pre-opening and start-up expenses, net of start-up revenue. The Company calculates EBITDA amounts for comparative purposes to assist investors to analyze its business performance. These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements. The following table includes reconciliations to GAAP measures of non-GAAP measures used in this release.

RECONCILIATION OF HISTORICAL GAAP BASIS RESULTS TO HISTORICAL NON-GAAP BASIS INFORMATION (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

GAAP revenues from operations	$92,383	$79,198	$266,728	$231,340
Less: Start-up revenue	—	724	—	4,758
Pro forma revenues from operations	$92,383	$78,474	$266,728	$226,582

GAAP income from operations	$10,556	$8,192	$31,476	$20,667
Plus:
New Morgan Academy loss from operations	782	352	1,652	1,105
Pre-opening and start-up expenses, net of start-up revenue	—	883	2,657	3,695
Pro forma income from operations	$11,338	$9,427	$35,785	$25,467

GAAP net income (loss)	$2,584	$1,277	$7,152	$(1,307)
Plus:
New Morgan Academy net loss	1,048	513	2,194	1,562
Pre-opening and start-up expenses, net of start-up revenue	—	521	1,568	2,180
Pro forma net income	$3,632	$2,311	$10,914	$2,435

GAAP earnings (loss) per share - diluted	$0.18	$0.09	$0.51	$(0.10)
Plus:
New Morgan Academy	0.08	0.04	0.16	0.12
Pre-opening and start-up expenses, net of start-up revenue	—	0.04	0.11	0.16
Pro forma earnings per share - diluted	$0.26	$0.17	$0.78	$0.18

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RECONCILIATION OF HISTORICAL GAAP BASIS RESULTS TO HISTORICAL NON-GAAP BASIS INFORMATION:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

GAAP income from operations	$10,556	$8,192	$31,476	$20,667
Plus:
Depreciation and amortization	4,317	3,834	12,256	11,379
Pre-opening and start-up expenses, net of start-up revenue	—	883	2,657	3,695
EBITDA	$14,873	$12,909	$46,389	$35,741

RECONCILIATION OF FORWARD-LOOKING INFORMATION:

	Fourth Quarter Ending December 31, 2006	Twelve Months Ending December 31, 2006

GAAP earnings per share — diluted	$0.19 — 0.22	$0.70 — 0.73
New Morgan Academy	0.04	0.20
Pre-opening and start-up expenses, net of start up revenue	—	0.11
Pro forma earnings per share — diluted	$0.23 — 0.26	$1.01 — 1.04

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Cornell Companies, Inc.

Operating Statistics from Continuing Operations

For the Three and Nine Months Ended September 30, 2006 and 2005

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006		2005		2006		2005
		%		%		%		%
Contracted beds in operation:
Secure Institutional (1)	9,213	68%	7,553	63%	9,213	68%	7,553	63%
Adult Community-Based (1)	2,805	21%	2,718	23%	2,805	21%	2,718	23%
Juvenile (1)	1,490	11%	1,726	14%	1,490	11%	1,726	14%
Total	13,508	100%	11,997	100%	13,508	100%	11,997	100%

Number of billed mandays:
Secure Institutional	836,325	55%	665,808	49%	2,322,059	53%	1,955,799	48%
Adult Community-Based:
Residential	249,393	17%	252,274	19%	739,168	17%	697,763	17%
Non-residential (2)	128,510	9%	133,027	10%	395,981	9%	386,431	10%
Juvenile:
Residential	128,187	8%	137,814	10%	396,373	9%	424,281	10%
Non-residential (2)	166,566	11%	168,139	12%	530,340	12%	585,674	15%
Total	1,508,981	100%	1,357,062	100%	4,383,921	100%	4,049,948	100%

Revenues (in thousands):
Secure Institutional	$47,243	51%	$32,190	41%	$130,953	49%	$94,296	41%
Adult Community-Based:
Residential	15,415	17%	15,614	19%	45,373	17%	42,874	19%
Non-residential	1,315	1%	1,342	2%	4,001	2%	3,664	1%
Juvenile:
Residential	22,059	24%	23,263	29%	67,091	25%	71,003	31%
Non-residential	6,351	7%	6,789	9%	19,310	7%	19,503	8%
Total	$92,383	100%	$79,198	100%	$266,728	100%	$231,340	100%

Average revenue per diem:
Secure Institutional	$56.49		$48.35		$56.40		$48.21
Adult Community-Based:
Residential	$61.81		$61.89		$61.38		$61.44
Non-residential (2)	$10.23		$10.09		$10.10		$9.48
Juvenile:
Residential	$172.08		$168.80		$169.26		$167.35
Non-residential (2)	$38.13		$40.38		$36.41		$33.30
Total	$61.22		$58.36		$60.84		$57.12

(1) Residential contract capacity only

(2) Non-residential “mandays” includes a mix of day units and hourly units. Mental health facilities are reported in hours.

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